Exhibit 23.3

AJ. ROBBINS, PC
110 16th STREET, SUITE 506
DENVER, COLORADO 80202

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Asia Entertainment & Resources Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. _____________) of Asia Entertainment & Resources Ltd. of our report dated May 11, 2010, relating to the combined statements of operations and comprehensive income (loss), changes in shareholders' and owners' equity (deficit), and cash flows of the Operations of Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited, Iao Pou Gaming Promotion Limited, Doowell Limited (the “Promoter Companies”) and Asia Gaming & Resort Limited (collectively known as “Asia Entertainment & Resources Ltd.” or the “Company”) for the year ended December 31, 2009.

/s/ AJ. ROBBINS, PC
CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado

December 31, 2012